EXHIBIT (D)(2)
                                                                  --------------

                             SUB-ADVISORY AGREEMENT
                                      WITH
                           NAVELLIER MANAGEMENT, INC.

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                QUESTAR CAPITAL CORPORATION SUBADVISORY AGREEMENT


     Agreement made this 1st day of February, 2001, by and between Questar Capital Corporation (hereinafter the "Adviser"), investment advisor for the Avalon Capital Appreciation Fund (herein after the "Fund"), a series of The Avalon Fund of Maryland, Inc., and Navellier Management, Inc., (hereinafter the "Subadviser").

     WHEREAS, the Adviser has been retained by the Fund, an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") to provide investment advisory services to the Fund pursuant to an Investment Advisory Agreement of even date herewith ( the"Investment Advisory Agreement"); and

     WHEREAS, the directors of the Fund (the Directors), including a majority of the Directors who are not "interested parties," as defined in the 1940 Act, and the Fund's shareholders have approved the appointment of the Subadviser, to perform certain investment advisory services for the Fund pursuant to this Subadvisory Agreement, and the Subadviser is willing to perform such services for the Fund;

     WHEREAS, the Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Subadviser as follows:

     1. APPOINTMENT. The Adviser hereby appoints the Subadviser to perform advisory services to the Fund for the periods and on the terms set forth in this Subadvisory Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

     2. DUTIES OF A SUBADVISER. The Adviser hereby authorizes Subadviser to manage the investment and reinvestment of cash and investments comprising those assets of the Fund with power on behalf of and in the name of the Fund at Subadviser's discretion; subject at all time to the supervision of the Adviser and the Directors of the Fund:

          a) to direct the purchase, subscription, or other acquisition of investments and to the direct sale, redemption, and exchange of investments, subject to the duty to render to the Directors of the Fund, the Adviser and the Custodian written reports of the composition of the portfolio of the Fund as often as the Directors shall reasonably require.

          b) to make all decisions relating to the manner, method, and timing of investment transactions, to select brokers, dealers, and other intermedi-

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               aries by or through whom such transactions  will be effected,  to engage such consultants, analysts and experts in connection therewith as may be considered necessary or appropriate;

          c) to direct banks, brokers, or custodians, to disburse funds or assets solely in order to execute investment transactions for the Fund, provided that the Subadviser shall have no authority to direct the transfer of the Fund's funds or assets to itself or other persons and shall have no authority over the disbursement (as opposed to investment decisions) of funds or assets nor any custody of any of the Fund's funds or assets; and

          d) to take all such other actions as may be considered necessary or appropriate to discharge its duties hereunder;

provided that any specific or general directions which the Directors of the Fund may give in writing to the Subadviser with regard to any of the foregoing powers shall, unless the contrary is expressly stated herein, override the general authority given by this provision to the extent that the Directors may, at any time and from time to time, direct, either generally or to a limited extent and either alone or in concert with the Adviser or the Subadviser (provided that such directions would not cause the Subadviser to violate and fiduciary duties or any laws with regard to the Subadviser's duties and responsibilities), all or any of the same as they shall think fit, and in particular, the Adviser shall have the right to direct that the Subadviser place trades through brokers and other agents of the Adviser's choice, subject to brokers or agents executing such trades on a "best execution basis," i.e. at the best price and/or with research or other services which render that broker's services most appropriate for the Subadviser's needs, and further that the Subadviser is satisfied that the dealing and execution quality of such brokers are satisfactory to the Subadviser, and provided further that nothing herein shall be construed as giving the Subadviser power to manage the aforesaid cash and investments in such a manner as would cause the Fund to be considered a "dealer" in stocks, securities, or commodities for U.S. federal income tax purposes.

     The Adviser shall monitor and review the performance of the Subadviser under this Agreement, including but not limited to the Subadviser's performance of the duties delineated in subparagraphs (a)-(d) of this provision.

     The Subadviser further agrees that in performing its duties hereunder, it will

          a) (i) comply with the 1940 Act and all rules and regulations thereunder, the Adviser's Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, the Prospectus and Statement of Additional Information for the Fund, and with any applicable procedures adopted by the Directors in writing and made available to Subadviser, (ii) manage the Fund in accordance with the investment requirements for regulated investment companies under

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               Subchapter M of the Code and regulations issued thereunder, (iii)
               direct the placement of orders pursuant to its investment determinations for the Fund directly with the issuers, or with any broker or dealer, in accordance with applicable policies expressed in the Fund's Prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements.

          b) furnish the Fund whatever non-proprietary reports it may reasonably request with respect to the Assets and shall, on the Subadviser's own initiative, furnish to the Fund from time to time whatever information the Subadviser believes appropriate for this purpose;

          c) make available to the Fund's administrator, Declaration Service Company (the "Administrator"), the Adviser, and the Fund, promptly upon their request such copies of its investment records and ledgers with respect to the Assets as may be required to assist the Adviser, the Administrator, and the Fund in their compliance with applicable laws and regulations. The Subadviser will furnish the Directors with such periodic and special reports regarding the Fund as they may reasonably request;

          d) immediately notify the Adviser and the Fund in the event that the Sub adviser or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Subadviser from serving as an investment adviser pursuant to this Subadvisory Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Subadviser further agrees to notify the Fund and the Adviser immediately of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Fund's Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Fund, Adviser, Administrator and their affiliates shall likewise immedi ately notify the Subadviser if any of them become aware of any regulatory action of the type described in this subparagraph 2(d).

     3. ALLOCATION OF CHARGES AND EXPENSES. The Subadviser shall pay all expenses associated with the management of its business operations in performing its responsibilities hereunder, including the cost of its own overhead, research, and employee compensation, and other internal operating costs; provided, however, that the Subadviser shall be entitled to reimbursement on a monthly basis by the Adviser of all reasonable out-of-pocket expenses properly incurred by it in connection with serving as a subadviser to the Fund, including, without

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          limitation,  all travel,  advertisement,  solicitation,  and marketing costs related to the Fund. For the avoidance of doubt, the Fund shall bear its own overhead and other internal operating costs (whether incurred directly or by the Adviser or the Subadviser) including, without limitation:

          a) the costs incurred by the Fund in the preparation and printing of the Prospectus or any offering literature (including any form of advertise ment or other solicitation materials calculated to lead to investors subscribing for shares);

          b) all fees and expenses on behalf of the Fund to the Transfer Agent and the Custodian;

          c) the reasonable fees and expenses of accountants, auditors, lawyers and other professional advisers to the Fund;

          d) any interest, fee or charge payable on or on account of any borrowing by the Fund;

          e) fiscal and governmental charges and duties relating to the purchase, sale, issue or redemption of shares and increases in authorized share capital of the Fund;

          f) the fees of any stock exchange or over-the-counter market on which the shares may from time to time be listed, quoted or dealt in and the expenses of obtaining any such listing, quotation or permission to deal;

          g)   the fees and expenses (if any) payable to Directors;

          h) brokerage, fiscal or governmental charges or duties in respect of or in connection with the acquisition, holding or disposal of any of the assets of the Fund or otherwise in connection with its business;

          i) the expenses of publishing details and prices of shares in newspapers and other publications;

          j) all expenses incurred in the convening of meetings of shareholders or in the preparation of agreements or other documents relating to the Fund or in relation to the safe custody of the documents of title of any investments;

          k)   all Directors' communication costs; and

          l) all premiums and costs for Fund insurance and blanket fidelity bonds.

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     4.   COMPENSATION.  As  compensation  for  the  services  provided  by  the
          Subadviser under this agreement, the Adviser will pay the Subadviser, at the end of each calendar month, an advisory fee computed daily at an annual rate equal to the applicable percentage of the Fund's average daily net assets set forth in the attached Fee Schedule. The "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Fund shall always be determined pursuant to the applicable provisions of the Fund's Declaration of Fund and the
          Registration   Statement.   If,  pursuant  to  such  provisions,   the
          determination of net asset value is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any month end when the Subadviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of its portfolio more than once on any day, then the last such determina tion thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 4.

     5. BOOKS AND RECORDS. The Subadviser agrees to maintain such books and records with respect to its services to the Fund and the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by applicable laws or regulations. The Subadviser also agrees that records it maintains and preserves pursuant to rules 3la-2 under the 1940 Act (excluding trade secrets or intellectual property rights) in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Fund upon its request and the Subadviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

     6. STANDARD OF CARE AND LIMITATION OF LIABILITY. The Subadviser shall exercise its best judgment in rendering the services provided by it under this Subadvisory Agreement. The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund's

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          shares or by the Adviser in connection  with the matters to which this
          Sub  advisory  Agreement  relates,   provided  that  nothing  in  this
          Subadvisory Agreement shall be deemed to protect or purport to protect the subadviser against a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

     7. SERVICES NOT EXCLUSIVE. It is understood that the services of the Subadviser are not exclusive, and that nothing in this Subadvisory Agreement shall prevent the Subadviser, its affiliates or their officers, directors and employees from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other in other investment advisory activities. When the Subadviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Subadviser recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund the same investments it recommends to its other clients. In connection with purchases or sales or portfolio securities for the account of the Fund, neither the Subadviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Subadviser provides any advice to its clients concerning the shares of the Fund, the Subadviser shall act solely as investment counsel for such clients and not in any way on behalf of the Fund.

     8. DURATION AND TERMINATION. This Subadvisory Agreement shall continue in effect for a period of two years unless sooner terminated as provided herein. Notwith standing the foregoing, this Subadvisory Agreement may be terminated: (a) at any time without penalty by the Fund or Adviser upon the vote of a majority of the Directors or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Subadviser, or (b) by the Subadviser without cause at any time without penalty, upon sixty (60) days' written notice to the Fund and the Adviser. This Subadvisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Investment Advisory Agreement.

     9. AMENDMENTS. No provision of this Subadvisory Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties, and no material amendment of this Subadvisory Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Directors of the Fund, including a majority of the Directors who are not

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          interested persons of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

     10.  INDEMNIFICATION.

          a) The Adviser hereby agrees to indemnify the Subadviser from and against all liabilities, losses, expenses, reasonable attorneys' fees and costs (other than attorney's fees and costs in relation to the preparation of this Agreement; each party bearing responsibility for its own such costs and fees) or damages (other than liabilities, losses, expenses, attorneys' fees and costs or damages arising from the Subadviser failing to meet the standard of care required hereunder in the performance by the Sub adviser of, or its failure to perform, the services required hereunder), arising from the Adviser's (its affiliates and their respective agents and employees) failure to perform its duties or assume its obligations hereunder, or from its wrongful actions or omissions, including but not limited to any claims for non-payment of advisory fees; claims asserted or threatened by any shareholder of the Fund, governmental or regulatory agency, or any other person; claims arising from any wrongful act by the Fund or any of their trustees, officers, employees, or represen tatives, or by the Adviser, its officers, employees or representatives, or from any actions by any representative of the Fund; any action or claim against the Subadviser based on any alleged untrue statement or misstatement of material fact in any registration statement, prospectus, shareholder report or other information or materials covering shares filed or made public by the Fund or any amendment thereof or supplement thereto, or the failure or alleged failure to state therein a material fact required to be stated in order that the statements therein are not misleading, provided that such claim is not based upon information provided to the Adviser by the Subadviser or approved by the Subadviser in the manner provided in paragraph 12b) of this Agreement, or which facts or information the Subadviser failed to provide or disclose. With respect to any claim for which the Subadviser shall be entitled to indemnity hereunder, the Adviser shall assume the reasonable expenses and costs (including any reasonable attorneys' fees and costs) of the Subadviser of investigating and/or defending any claim asserted or threatened by any party, subject always to the Adviser first receiving a written undertaking from the Subadviser to repay any amounts paid on its behalf in the event and to the extent of any subsequent determination that the Subadviser was not entitled to indemnification hereunder in respect of such claim.

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          b)   The  Subadviser  hereby  agrees to  indemnify  the  Adviser,  its affiliates, and the Fund from and against all liabilities, losses, expenses, reasonable attorneys' fees and costs (other than attorneys' fees and costs in relation to the preparation of this Subadvisory Agreement; each party bearing responsibility for its own such costs and fees) or damages (other than liabilities, losses, expenses, attorneys' fees and costs or damages arising from the Adviser's failure to perform its responsibilities hereunder or claims arising from its acts or failure to act in performing this Sub advisory Agreement) arising from Subadviser's (its affiliates, and their respective agents and employees)
               failure  to  perform  its  duties  and  assume  its   obligations
               hereunder, or from any wrongful act of Subadviser or its failure to act in performing this Subadvisory Agreement including any action or claim against the Adviser based on any alleged untrue statement or misstatement of a material fact made or provided by and with the consent of Subadviser contained in any registration statement, prospectus, shareholder report or other information or materials relating to the Fund and shares issued by the Fund or the failure or alleged failure to state a material fact therein required to be stated in order that the statement therein is not misleading, which fact should have been made or provided by the Subadviser to the Adviser. With respect to any claim for which the Adviser is entitled to indemnity hereunder, the Subadviser shall assume the reasonable expenses and costs (including any
               reasonable   attorneys'   fees  and  costs)  of  the  Adviser  of
               investigating and/or defending any claim asserted or threatened by any party, subject always to the Subadviser first receiving a written undertaking from the Adviser to repay any amounts paid on its behalf in the event and to the extent of any subsequent
               determination    that   the   Adviser   was   not   entitled   to
               indemnification hereunder in respect of such claim.

          c) In the event that the Subadviser or Adviser is or becomes a party to any action or proceedings in respect of which indemnification may be sought hereunder, the party seeking indemnification shall promptly notify the other party thereof. After becoming notified of the same, the party from whom indemnification is sought shall be entitled to partici pate in any such action or proceeding and shall assume any payment for the full defense thereof with counsel reasonably satisfactory to the party seeking indemnification. After properly assuming the defense thereof, the party from whom indemnification is sought shall not be liable hereunder to the other party for any legal or other expenses sub sequently incurred by such party in connection with the defense thereof, other than damages, if any, by way of judgment, settlement, or otherwise pursuant to this provision. The party from whom indemnifica tion is sought shall not be liable hereunder for any settlement of any

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               action  or claim  effected  without  its  written  consent  which consent shall not be unreasonably withheld.

     11. INDEPENDENT CONTRACTOR. Subadviser shall for all purposes of this Agreement be deemed to be an independent contractor and, except as otherwise expressly provided herein, shall have no authority to act for, bind or represent the Fund in any way or otherwise be deemed to be an agent of the Fund. Likewise, the Fund, the Adviser, and their respective affiliates, agents and employees shall not be deemed agents of the Subadviser and shall have not authority to bind Subadviser.

     12.  USE OF NAME.

          a) The Fund may, subject to sub-clause (b) below, use the name, "Navellier Fund Management, Inc." or any component, abbreviation or other name derived therefrom for promotional purposes only for so long as this Agreement (or any extension, renewal or amendment thereof) continues in force, unless the Subadviser shall specifically consent in writing to such continued use thereafter. Any permitted use by the Fund during the term hereof of the name of the Subadviser, Navellier, or any derivative thereof, shall in no way prevent the Subadviser or any of its shareholders or any of their successors, from using or permitting the use of such name (whether singly or in any combination with any other words) for, by or in connecting with an entity or enterprise other than the Fund. The name and right to the name Navellier Management, Inc. or any derivation of the name of Navellier shall at all times be owned and be the sole and exclusive property of Louis Navellier and his affiliated entities. Navellier Management, Inc., by entering into this Agreement, is allowing the Fund to use the name Navellier and/or derivatives thereof solely by or on behalf of this Fund. At the conclusion of this Agreement or in the event of any termination of this Agreement or if the Subadviser's services are terminated for any reason, each of the authorized parties and their respective employees, representatives, affiliates, and associates agree that they shall immediately cease using the name and/or any derivatives of said name for any purpose what soever.

          b) The Adviser and its affiliates shall not publish or distribute, and shall cause the Fund not to publish or distribute to Fund shareholders, prospective investors, sales agents or members of the public any disclosure document, offering literature (including any form of advertise ment or other solicitation materials calculated to lead investors to subscribe for any purchase shares of the Fund) or other document referring by name to the Subadviser, unless the Subadviser shall have

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               consented in writing to such  references  in the form and context in which they appear; provided however, that where the Fund timely seeks to obtain approval of disclosure contained in any documents required to be filed by the Fund, and such approval is not forthcoming on or before the date on which such documents are required by law to be filed, the Subadviser shall be deemed have consented to such disclosure.

     13.  MISCELLANEOUS.

          a) This Subadvisory Agreement shall be governed by the laws of the State of Michigan, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. In the event of any litigation in which the Adviser and the Subadviser are adverse parties and there are no other parties to such litigation, such action shall be brought in the United States District Court for the State of Michigan located in Detroit, Michigan.

          b) The captions of this Subadvisory Agreement are included for con venience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          c) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same instrument

     14. NOTICES. Any notice, instruction or other instrument required or permitted to be given hereunder may be delivered in person to the offices of the parties as set forth therein during normal business hours, or delivered or sent by prepaid registered mail, express mail or by facsimile to the parties at such offices or such other address as may be notified by either party from time to time. Such notice, instruction or other instrument shall be deemed to have been served, in the case of a registered letter at the expiration of seventy-two
          (72) hours after posting; in the case of express mail, within twenty-four (24) hours after dispatch; and in the case of facsimile, immediately on dispatch, and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery or transmission when normal business hours commence. Evidence that the notice, instruction or other instrument was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

     15. ATTORNEYS' FEES. In the event of a material breach of this Agreement by any party hereto, the prevailing party, as determined by the trier of fact, shall be

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

          entitled to reasonable attorneys' fees and costs as determined by the court in such action, in addition to any other damages awarded.

     16. NON-SOLICITATION. The Adviser, its affiliates and their respective agents (including brokers engaged in marketing and selling shares of the Fund), and each of their employees and affiliates agree not to knowingly solicit to invest, or accept or retain as investors, in the Fund any persons or entities who are clients of or investors in any fund or investment vehicle managed by any entity owned by Louis Navellier.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of this 1st day of February, 2001.

QUESTAR CAPITAL CORPORATION             NAVELLIER MANAGEMENT, INC.


-----------------------------------     -----------------------------------
By: Robert E. Boone                     By: Louis Navellier
    Chairman and CEO                        President

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

                                  FEE SCHEDULE
                                  ------------

     All assets, including common stock, preferred stock, securities convertible into common stock, straight debt securities, and cash and cash equivalents, will be computed at an annual rate of:

                           Accounts under $25,000,000
                              1/2% per year (.005)

                                Next $25,000,000
                              .45% per year (.0045)

                                Next $50,000,000
                               .4% per year (.004)

                                Over $100,000,000
                              .35% per year (.0035)


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